Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2018 RESULTS AND

DECLARES QUARTERLY CASH DIVIDEND

●	Revenues of $1.38 billion, net income of $41.7 million
●	Company declares cash dividend of $0.12 per share of Class A and Class B common stock
●	Earnings per diluted share of $1.03
●	Absorption ratio of 122.4%
●	Solid activity in most market segments drove new truck sales and aftermarket performance

SAN ANTONIO, Texas, October 23, 2018 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2018, the Company achieved revenues of $1.38 billion and net income of $41.7 million, or $1.03 per diluted share, compared with revenues of $1.26 billion and net income of $29.8 million, or $0.72 per diluted share, in the quarter ended September 30, 2017.

“A strong commercial vehicle market and overall healthy economy, combined with progress in executing our strategic initiatives, positively contributed to our outstanding results this quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Once again, I am pleased to declare a cash dividend, which illustrates our confidence in the Company’s financial outlook,” Rush added.

“It is important for me to thank our employees for their unwavering dedication to our customers,” said Rush. “Without their hard work each and every day, a successful quarter like this would not have been possible,” he said.

Capital Allocation

In recognition of the Company’s strong cash flow generation and their confidence in the Company’s financial outlook, the Company has implemented a capital allocation strategy pursuant to which the Company expects to spend approximately 25-35% of its free cash flow on strategic growth initiatives and 35-40% of its free cash flow on shareholder return programs. Each year the Company expects to repurchase shares opportunistically and to increase the dividend over time; however, future share repurchases and declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change. During the third quarter, the Company repurchased 291,598 shares of common stock for approximately $12.1 million and paid a cash dividend of $4.7 million. Additionally, on October 22, 2018, the Company’s Board of Directors declared a cash dividend of $0.12 per share of Class A and Class B Common Stock, to be paid on December 10, 2018, to all shareholders of record as of November 7, 2018.

“We have repurchased $58.2 million of shares during 2018, and $161.0 million of shares since we began repurchasing our shares in 2013. Issuing a quarterly dividend and continuing our share repurchase program while also investing in our strategic growth initiatives reflects our confidence in those initiatives and in our ability to generate positive free cash flow in all cycles of the truck market,” said Rush.

Operations

Aftermarket Solutions
Aftermarket products and services accounted for approximately 63.6% of the Company's total gross profits in the third quarter, with parts, service and body shop revenues up 13.6% as compared to the third quarter of 2017. This contributed to a quarterly absorption ratio of 122.4%.

“Our aftermarket performance was impressive this quarter, driven by continued execution of our strategic initiatives and economic strength and activity throughout the country, particularly in the energy, refuse and construction market segments,” said Rush. “This quarter we launched our second All-Makes Parts catalog and opened four new locations in the Southern United States. These new locations expand our support to customers by providing commercial vehicle parts and services, as well as used truck sales in two of the four locations,” he said.

“We added nearly 60 additional service technicians to dealerships around the country in the third quarter, and we expect our technician numbers to continue to grow in 2019,” said Rush. “Further, this quarter we embarked on a project to increase the hours of operation throughout our dealership network, which will allow us to better support customers and get them up and running even faster,” he added.

“We continue to invest in technology solutions for internal use and integrated technology solutions that connect us to our customers. These technology solutions are intended to maximize uptime for our customers and drive efficiencies to our dealerships. We believe these technology solutions differentiate us from competitors, which is critical to our future success,” Rush said.

“Though growth in aftermarket revenues in our Navistar dealerships continues to trail our overall growth rate due to fewer International trucks in operation, we are encouraged by increased activity over the past few quarters. We remain optimistic that contributions from our Navistar dealerships to our aftermarket growth will continue to accelerate,” Rush added.

“While we expect the overall demand for aftermarket products and services to remain strong, we also expect to experience typical seasonal softness beginning in the fourth quarter and lasting throughout the winter months,” Rush said.

Truck Sales

U.S. Class 8 retail sales were 69,607 units in the third quarter, up 35% over the same period last year, according to ACT Research. The Company sold 3,325 Class 8 trucks in the third quarter, which accounted for 4.8% of the U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 254,100 units in 2018, a 28.8% increase compared to 2017.

“We had another solid quarter in Class 8 new truck sales due to widespread activity across all market segments,” said Rush. “Our quarterly vehicle sales are down compared to the third quarter of 2017, primarily because of the timing of some large fleet deliveries in the third quarter of 2017 and current new vehicle supply chain constraints,” explained Rush. “However, our Class 8 vehicle sales are up year to date compared to 2017, driven by a generally strong economy and continued demand from all markets and geographies,” he said.

“We expect our Class 8 new truck sales to accelerate in the fourth quarter, primarily due to large fleet deliveries, but the product mix could put pressure on truck sales margins in the quarter,” Rush said.

“Our used truck sales are up 26% over the third quarter of last year, driven by a robust used truck market and our efforts to appropriately position inventory in the right markets,” Rush noted. “Extended lead times for new Class 8 trucks are bolstering the used truck market, helping to stabilize used truck values and decreasing the impact of the large volume of used trucks entering the market,” he added.

The Company’s Class 4-7 medium-duty sales increased 18% from the third quarter of 2017, accounting for 5.1% of the total U.S. market. U.S. Class 4-7 retail sales were 65,268 units in the third quarter of 2018, up approximately 6% over the third quarter of 2017. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 254,000 units in 2018, a 5% increase over 2017.

“Our medium-duty truck sales significantly exceeded the market in the third quarter due to strength in the construction sector, especially in Florida and Texas, and activity from fleets and leasing and rental customers,” said Rush. “We believe our medium-duty sales will end the year strong due to our robust inventory of work-ready trucks available to support our customers’ requirements nationwide,” he added.

Financial Highlights

In the third quarter of 2018, the Company’s gross revenues totaled $1.38 billion, a 9.4% increase from gross revenues of $1.26 billion reported for the third quarter of 2017. Net income for the third quarter was $41.7 million, or $1.03 per diluted share, compared to net income of $29.8 million, or $0.72 per diluted share, in the third quarter of 2017.

Parts, service and body shop revenues were $426.8 million in the third quarter of 2018, compared to $375.8 million in the third quarter of 2017. The Company delivered 3,325 new heavy-duty trucks, 3,349 new medium-duty commercial vehicles, 567 new light-duty commercial vehicles and 2,197 used commercial vehicles during the third quarter of 2018, compared to 3,647 new heavy-duty trucks, 2,828 new medium-duty commercial vehicles, 447 new light-duty commercial vehicles and 1,743 used commercial vehicles during the third quarter of 2017.

During the third quarter of 2018, the Company repurchased $12.1 million of its common stock, paid a cash dividend of $4.7 million and ended the quarter with $205.6 million in cash and cash equivalents, an increase of $57.3 million from June 30, 2018.

“I am confident in the Company’s ability to continue generate free cash flow that will allow us to continue to invest in our strategic initiatives while also returning capital to our shareholders,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 24, 2018, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 2789512 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 15, 2019. Listen to the audio replay until October 31, 2018, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 2789512.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$205,569	$124,541
Accounts receivable, net	177,162	183,875
Note receivable affiliate	12,455	11,914
Inventories, net	1,270,941	1,033,294
Prepaid expenses and other	10,281	11,969
Assets held for sale	4,827	9,505
Total current assets	1,681,235	1,375,098
Investments	−	6,375
Property and equipment, net	1,176,746	1,159,595
Goodwill, net	291,391	291,391
Other assets, net	40,431	57,680
Total assets	$3,189,803	$2,890,139

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$990,594	$778,561
Current maturities of long-term debt	159,972	145,139
Current maturities of capital lease obligations	16,977	17,119
Trade accounts payable	135,983	107,906
Customer deposits	40,569	27,350
Accrued expenses	102,986	96,132
Total current liabilities	1,447,081	1,172,207
Long-term debt, net of current maturities	439,418	466,389
Capital lease obligations, net of current maturities	54,689	66,022
Other long-term liabilities	12,020	9,837
Deferred income taxes, net	147,436	135,311
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2018 and 2017	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,502,338 Class A shares and 8,358,525 Class B shares outstanding in 2018; and 31,345,116 Class A shares and 8,469,427 Class B shares outstanding in 2017	458	454
Additional paid-in capital	367,654	348,044
Treasury stock, at cost: 1,988,354 class A shares and 4,962,539 class B shares in 2018; and 934,171 class A shares and 4,625,181 class B shares in 2017	(178,911)	(120,682)
Retained earnings	899,958	812,557
Total shareholders’ equity	1,089,159	1,040,373
Total liabilities and shareholders’ equity	$3,189,803	$2,890,139

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues:
New and used commercial vehicle sales	$878,845	$819,028	$2,508,970	$2,230,969
Aftermarket products and services sales	426,845	375,835	1,250,080	1,092,540
Lease and rental	60,825	54,630	177,342	158,922
Finance and insurance	5,053	4,771	15,286	13,092
Other	4,568	3,195	14,070	10,256
Total revenue	1,376,136	1,257,459	3,965,748	3,505,779
Cost of products sold:
New and used commercial vehicle sales	808,634	754,762	2,311,156	2,061,135
Aftermarket products and services sales	268,521	237,452	788,148	693,910
Lease and rental	49,924	45,197	147,015	133,707
Total cost of products sold	1,127,079	1,037,411	3,246,319	2,888,752
Gross profit	249,057	220,048	719,429	617,027
Selling, general and administrative expense	177,405	159,281	527,729	469,037
Depreciation and amortization expense	12,794	12,438	57,395	37,374
(Loss) gain on sale of assets	(209)	107	159	76
Operating income	58,649	48,436	134,464	110,692
Interest expense, net	4,468	3,101	13,268	8,716
Income before taxes	54,181	45,335	121,196	101,976
Provision for income taxes	12,516	15,551	29,103	35,714
Net income	$41,665	$29,784	$92,093	$66,262

Earnings per common share:
Basic	$1.06	$.75	$2.33	$1.68
Diluted	$1.03	$.72	$2.27	$1.62

Weighted average shares outstanding:
Basic	39,309	39,825	39,480	39,560
Diluted	40,388	41,146	40,635	40,830

Dividends declared per common share	$0.12	−	$0.12	−

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2018	September 30, 2017
New heavy-duty vehicles	$501,478	$515,150
New medium-duty vehicles (including bus sales revenue)	252,288	210,699
New light-duty vehicles	22,434	16,311
Used vehicles	97,587	73,716
Other vehicles	5,058	3,152

Absorption Ratio	122.4%	120.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2018	September 30, 2017
Floor plan notes payable	$990,594	$706,995
Current maturities of long-term debt	159,972	142,675
Current maturities of capital lease obligations	16,977	15,314
Long-term debt, net of current maturities	439,418	450,121
Capital lease obligations, net of current maturities	54,689	64,972
Total Debt (GAAP)	1,661,650	1,380,077
Adjustments:
Debt related to lease & rental fleet	(588,079)	(573,978)
Floor plan notes payable	(990,594)	(706,995)
Adjusted Total Debt (Non-GAAP)	82,977	99,104
Adjustment:
Cash and cash equivalents	(205,569)	(127,915)
Adjusted Net (Cash) Debt (Non-GAAP)	$(122,592)	$(28,811)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2018	September 30, 2017
Net Income (GAAP)	$197,960	$78,752
Provision (benefit) for income taxes	(42,341)	43,619
Interest expense	16,862	11,708
Depreciation and amortization	70,090	50,153
Loss (gain) on sale of assets	22	(260)
EBITDA (Non-GAAP)	242,593	183,972
Adjustment:
Interest expense associated with FPNP	(15,021)	(9,555)
Adjusted EBITDA (Non-GAAP)	$227,572	$174,417

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2018	September 30, 2017
Net cash provided by operations (GAAP)	$185,485	$304,726
Acquisition of property and equipment	(247,382)	(176,175)
Free cash flow (Non-GAAP)	(61,897)	128,551
Adjustments:
Draws (payments) on floor plan financing, net	203,135	(35,962)
Proceeds from L&RFD	170,460	115,258
Principal payments on L&RFD	(160,420)	(153,459)
Non-maintenance capital expenditures	42,348	32,429
Adjusted Free Cash Flow (Non-GAAP)	$193,626	$86,817

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2018	September 30, 2017
Total Shareholders' equity (GAAP)	$1,089,159	$934,117
Adjusted net (cash) (Non-GAAP)	(122,592)	(28,811)
Adjusted Invested Capital (Non-GAAP)	$966,567	$905,306

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.